Exhibit 10.3

EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the 03 day of March, 2020 (the “Effective Date”) by and between VC OWNER, LLC, a Delaware limited liability company (“Landlord”), and PRECISION BIOSCIENCES, INC., a Delaware corporation (“Tenant”), with respect to the following recitals:

D.Pursuant to that certain Lease Agreement dated April 5, 2010, as modified by a First Amendment to Lease Agreement dated August 19, 2011, and by a Second Amendment to Lease Agreement dated July 13, 2015, and by a Third Amendment to Lease Agreement dated January 12, 2016, and by a Fourth Amendment to Lease Agreement dated September 30, 2016 (the “Fourth Amendment”), and by a Fifth Amendment to Lease Agreement dated January 24, 2018, and by a Sixth Amendment to Lease Agreement dated August 6, 2018, and by a Seventh Amendment to Lease Agreement dated November 14, 2018, and an Amended and Restated Seventh Amendment to Lease Agreement dated February , 2019 (collectively, the “Lease”), Landlord (as successor to Venable Tenant LLC) leases to Tenant certain office space in the group of interconnected buildings situated at 302 East Pettigrew Street, Durham, North Carolina known collectively as “Venable Center” (the “Project”), as more particularly described in the Lease;

E.All capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

13.Premises.  Subject to Section 6 of this Amendment, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately 1,164 rentable square feet of space known as Suite 110 (the “Suite 110 Premises”) in the Prizery Building (the “Building”) located within the Project, as outlined on Exhibit A attached hereto and incorporated herein.  The Term of the Lease with respect to the Suite 110 Premises shall commence as of April 1, 2020 (the “Eighth Amendment Commencement Date”) and shall be coterminous with the Term applicable to the remainder of the Premises.  From and after the Eighth Amendment Commencement Date, Suite 110 Premises shall constitute a portion of the “Premises” for all purposes under the Lease. Landlord shall have no liability to Tenant in the event Landlord is unable to deliver possession of the Suite 110 Premises to Tenant on the Eighth Amendment Commencement Date due to the holding over by the prior tenant thereof or due to any other matter beyond Landlord's reasonable control (and further provided that Landlord shall use commercially reasonable efforts to enforce its rights under the existing lease agreement as modified by the Lease Termination Agreement, as hereinafter defined); however, in such event, Base Rent with respect to the Suite 110 Premises will not begin to accrue until the first business day after Landlord is able to deliver possession of the Suite 110 Premises, broom clean and free of any prior tenancy.

The Suite 110 Premises was a “must-take” expansion premises as set forth in Section 14 of the Fourth Amendment.  Provided, however, and for purposes of clarity, due to the early termination of Weinstein’s (as hereinafter defined) occupancy of the Suite 110 Premises in order to facilitate Tenant’s own leasing of the Suite 110 Premises, the parties acknowledge and agree that the “must-take provisions” of Section 14 of the Fourth Amendment shall not be applicable to Tenant’s leasing of the Suite 110 Premises, and instead, the terms and conditions of this Eighth Amendment shall govern.

14.Rent.

(a)Suite 110 Premises.  From and after the Eighth Amendment Commencement Date, Tenant shall pay Base Rent with respect to the Suite 110 Premises only in accordance with the following rent table:

Period	Rate	Annual Base Rent	Monthly Base Rent
EACD* – January 31, 2021	$32.50	N/A	$3,152.50
February 1, 2021 – January 31, 2022	$33.48	$38,970.72	$3,247.56
February 1, 2022 – January 31, 2023	$34.48	$40,134.72	$3,344.56
February 1, 2023 – January 31, 2024	$35.51	$41,333.64	$3,444.47
February 1, 2024 – July 31, 2024	$36.58	N/A	$3,548.26

* Eighth Amendment Commencement Date.

(b)As a part of Tenant’s willingness to incentivize Weinstein’s early termination of the Suite 110 Premises in order to facilitate Tenant’s own leasing of the Suite 110 Premises, Tenant has agreed to pay a portion of the rent payments owed by Weinstein to Landlord for the Suite 110 Premises.   Notwithstanding anything in the Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that Tenant shall make the following payment for the Premises to Landlord on or before the following date: $19,000.00 on the date that is ten (10) days following the Effective Date.

15.Additional Rent.  Commencing on the Eighth Amendment Commencement Date, Tenant shall pay Additional Rent with respect to the Suite 110 Premises pursuant to Section 6 of the Lease. With respect to the Suite 110 Premises (only), Tenant’s Proportionate Share shall be (i) 5.59% which is the ratio of 1,164 (the rentable square footage of the Suite 110 Premises) to 20,814 (the rentable square footage of the Building, and (ii) 1.33%, which is the ratio of 1,164 (the rentable square footage of the Suite 110 Premises) to 87,416 (the rentable square footage of the Project) for the Project. Notwithstanding anything in the Lease to the contrary, with respect to the Suite 110 Premises only, the Base Rent is a modified “full-service” rental rate, and commencing on January 1, 2021, Tenant shall pay its Proportionate Share of increases in Operating Expenses over the Operating Expenses incurred in calendar year 2020.

16.Tenant Improvements.  Subject to this Section 4, Tenant shall accept the Suite 110 Premises in its “as is” condition (subject to Landlord's continuing repair and maintenance obligations, as outlined in Section 10 of the Lease (as may be amended)), and Landlord shall have no obligation to make any alterations or improvements thereto whatsoever (provided that Landlord shall deliver same in good and tenantable condition, broom clean, with all systems serving same in good working order). Any alterations that Tenant desires to make in the Suite 110 Premises shall be subject to all the terms and conditions set forth in Section 11 of the Lease.  Notwithstanding anything in the Lease to the contrary, Landlord hereby agrees to grant Tenant an allowance in the amount of $10,000 to be applied toward the cost (including architectural and engineering fees) of alterations performed by Tenant in the Suite 110 Premises (the “Granted Allowance”) in conjunction with Tenant’s initial occupancy of Suite 110 Premises.

Provided no Event of Default then exists under the Lease, the Granted Allowance (or portions thereof) shall be disbursed to Tenant within thirty (30) days following Tenant's submission to Landlord of paid invoices for work related to alterations performed by Tenant in the Suite 110 Premises, accompanied by waivers of liens executed by all contractors employed by Tenant for the performance of such work. If the cost of Tenant's alterations in the Suite 110 Premises exceeds the amount of the Granted Allowance, the excess shall be paid by Tenant after the Granted Allowance is fully exhausted.  Any portion of the Granted Allowance that has not been applied (or contracted to be applied) in the manner set forth above by the date which is twelve (12) months following the Eighth Amendment Commencement Date shall revert to Landlord, and Tenant shall have no further rights with respect thereto.

17.Brokers.  Landlord and Tenant each warrant to the other that in connection with this Amendment neither has employed or dealt with any broker, agent or finder, other than CBRERaleigh, LLC (the “Landlord’s Broker”) and Cushman & Wakefield (the “Tenant’s Broker”, together with Landlord’s Broker, collectively, “Brokers”). Landlord acknowledges that it shall pay any commission or fee due to the Landlord’s Broker, pursuant to a separate written agreement.  Landlord’s Broker shall pay any commission or fee due to Tenant’s Broker, pursuant to a separate written agreement.  Each party shall indemnify and hold the other harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by the indemnifying party or with whom the indemnifying party has dealt, other than the Brokers.

18.Contingency.  This Amendment and all provisions contained herein are contingent upon an executed lease termination agreement between Landlord and Weinstein Friedlein Architects, P.A. (“Weinstein”) for the Suite 110 Premises (the “Lease Termination Agreement”), providing that the Suite 110 Premises shall be surrendered to Landlord on or before March 31, 2020, in accordance with the Lease Termination Agreement.  In the event Landlord does not obtain the Lease Termination Agreement by March 31, 2020, Landlord or Tenant shall thereafter have the right to terminate this Amendment (prior to date of receipt of a fully executed Lease Termination Agreement).

19.Parking.  The parties acknowledge and agree that Landlord (or an affiliate of Landlord) is constructing an office building on a nearby and/or adjacent parcel.  Notwithstanding anything in the Lease to the contrary, during the period of time in which Landlord is constructing said office building, (i) Tenant shall not be able to use the parking lot in front of the Building as shown on Exhibit B and (ii) Landlord shall provide Tenant with off-site parking and transportation to and from said off-site parking area to and from the Building.

20.Acknowledgement.  Landlord and Tenant acknowledge that, to their actual knowledge, each party has complied with all of its obligations under the Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

21.Miscellaneous.  The foregoing is intended to be an addition and a modification to the Lease.  Except as modified and amended by this Amendment, the Lease shall remain in full force and effect.  If anything contained in this Amendment conflicts with any terms of the Lease, then the terms of this Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.  Each party to this Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Amendment.  This Amendment may be modified only by a writing executed by the parties hereto.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.  The invalidity of any portion of this Amendment shall not have any effect on the balance hereof.  This Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns.  This Amendment shall be governed by, and construed in accordance with North Carolina law.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

VC OWNER, LLC

By:	/s/ Jeff Sheehan
Name:	Jeff Sheehan
Title:	Authorized Signator

TENANT:

PRECISION BIOSCIENCES, INC.

By:	/s/ Sinu Bhandaru
Name:	Sinu Bhandaru
Title:	Vice-President Operations & IT
03March2020

EXHIBIT A

FLOOR PLAN OF SUITE 110 PREMISES

EXHIBIT B

PARKING LOT

Acknowledgment of Lease Term

April 9, 2020

Precision BioSciences, Inc

Attn: Sinu Bhandaru, Vice President, Operations & IT

104 TW Alexander Drive

PO Box 12292

Research Triangle Park, NC 27709

RE:	Venable Center – The Prizery

302 East Pettigrew Street

Tenant ID – venable / PZ110 / t0000221

Dear Tenant:

In accordance with your Eighth Amendment to Lease Agreement dated March 3, 2020 with VC Owner, LLC (“Landlord”) for Suite PZ110 in the group of interconnected buildings situated at 302 East Pettigrew Street, Durham, North Carolina known collectively as “Venable Center” (the “Project”); the terms are as follows:

1.	The Commencement Date of the Eighth Amendment Term is April 9, 2020. The Term shall expire on July 31, 2024.

2.	The monthly Base Rent of $3,152.50 shall commence on April 9, 2020 with annual rent steps to occur on February 1st of each year. Operating Expense payments to begin on January 1, 2021.

If you have any questions, please do not hesitate to contact me at 919-415-4403.

Sincerely,

/s/Kevin Troutman

Kevin Troutman

Property Manager

TENANT ACKNOWLEDGMENT OF TERM:

By:	/s/Sinu Bhandaru

Its:	Vice President Operations & IT